Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2022 RESULTS AND UPDATES FISCAL YEAR 2022 GUIDANCE
•First quarter financial results reflect strong pricing programs and the continued execution of key operating programs.
RUTLAND, VERMONT (April 28, 2022) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three month period ended March 31, 2022. The Company also updated certain guidance ranges for the fiscal year ending December 31, 2022 ("fiscal year 2022").
Highlights for the Three Months Ended March 31, 2022:
•Revenues were $234.0 million for the quarter, up $44.5 million, or up 23.5%, from the same period in 2021.
•Overall solid waste pricing for the quarter was up 5.6%, driven by collection pricing, up 6.5%, and disposal pricing, up 4.0%, from the same period in 2021.
•Net income was $4.2 million for the quarter, down $(0.1) million, or down (2.8)%, from the same period in 2021; with approximately $1.5 million of the decline associated with a true up of depreciation and amortization expense related to the July 2021 acquisition of Willimantic Waste Paper Co., Inc.
•Adjusted Net Income, a non-GAAP measure, was $5.8 million for the quarter, up $1.0 million, or up 21.5%, from the same period in 2021.
•Adjusted EBITDA, a non-GAAP measure, was $45.6 million for the quarter, up $6.7 million, or up 17.3%, from the same period in 2021.
•Net cash provided by operating activities was $24.7 million for the quarter, down $(7.4) million, or down (23.1)%, from the same period in 2021.
•Adjusted Free Cash Flow, a non-GAAP measure, was $16.3 million for the quarter, up $6.1 million, or up 59.4%, from the same period in 2021.
“I am pleased with the start to the year, in particular with our pricing programs that further improved during the quarter and is allowing us to manage well through this period of historically high inflation,” said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “Our team continues to do a great job navigating this complex environment with responsive pricing programs, fuel cost recovery fees, and operational execution that has produced a solid start to the year during our seasonally slowest quarter.”
“Given the rapidly rising inflationary environment, we quickly adjusted our fiscal year 2022 pricing programs at the beginning of the year, which resulted in a 6.5% increase in collection pricing and a 5.6% increase in solid waste pricing overall in the quarter,” Casella said. “We are also mitigating rising fuel costs through our fuel cost recovery fees, which float monthly to recover increases in fuel costs, albeit these trailing fees have an inherent lag in rising markets.”
“Despite our margins being down year-over-year in the quarter, our core pricing programs did outpace inflation,” Casella said. “Several identifiable factors weighed on margins in the quarter including severe winter weather that hampered disposal volumes, construction delays at a key landfill, expected margin dilution from acquisitions, and margin headwinds from the fuel recovery fees. Our margins were up year-over-year in the month of March, and we expect our pricing programs and operating initiatives to allow us to expand margins for the full year.”
“We continue to perform well against our growth strategy and have closed on six acquisitions year-to-date adding approximately $30 million of annualized revenues, including the recent acquisition of the Northstar Pulp & Paper Co., Inc. ("Northstar") business. Our acquisition pipeline continues to be robust with opportunity to close additional deals this fiscal year,” Casella said.
For the quarter, revenues were $234.0 million, up $44.5 million, or up 23.5%, from the same period in 2021, with revenue growth mainly driven by: the roll-over impact from acquisitions along with newly closed deals, positive collection and disposal pricing; slightly higher solid waste volumes; higher recycled commodity prices; and higher price and volumes within our Resource Solutions operating segment.

Net income was $4.2 million for the quarter, or $0.08 per diluted common share, down $(0.1) million, or down (2.8)%, as compared to net income of $4.3 million, or $0.08 per diluted common share, for the same period in 2021. Adjusted Net Income was $5.8 million for the quarter, or $0.11 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, up $1.0 million, or up 21.5%, as compared to Adjusted Net Income of $4.8 million, or $0.09 Adjusted Diluted Earnings Per Common Share, for the same period in 2021.
Operating income was $10.2 million for the quarter, down $(1.8) million, or down (15.3)%, from the same period in 2021. Operating income was negatively impacted in the period by approximately $1.5 million due to a true up of depreciation and amortization expense related to the July 2021 acquisition of Willimantic Waste Paper Co., Inc. Adjusted Operating Income, a non-GAAP measure, was $12.4 million for the quarter, down $(0.2) million, or down (1.8)% from the same period in 2021. Adjusted EBITDA was $45.6 million for the quarter, up $6.7 million, or up 17.3%, from the same period in 2021.
Please refer to "Non-GAAP Performance Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted Operating Income and Adjusted EBITDA to their most directly comparable GAAP measures.
Net cash provided by operating activities was $24.7 million for the quarter, as compared to $32.1 million for the same period in 2021, with the negative year-over-year change mainly due to timing differences in accounts receivable due to acquisition activity that is expected to resolve during fiscal year 2022. Adjusted Free Cash Flow was $16.3 million for the quarter, as compared to $10.2 million for the same period in 2021.
Please refer to "Non-GAAP Liquidity Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2022 Outlook
“Given the expected positive contribution from the Northstar acquisition coupled with our strong operating execution, we are updating certain fiscal year 2022 guidance ranges that were first announced in mid-February,” Casella said. “These guidance ranges assume a stable economic environment continuing through the remainder of the year, including the current historically high inflationary environment. We expect our pricing and cost recovery fees to outpace inflation for the remainder of the year to drive margin expansion year-over-year.”
The Company raised certain guidance for fiscal year 2022 by estimating results in the following ranges:
•Revenues between $1.005 billion and $1.020 billion (raised from a range of $980 million to $995 million);
•Adjusted EBITDA between $232 million and $236 million (raised from a range of $228 million to $232 million); and
•Net cash provided by operating activities between $204 million and $208 million (raised from a range of $202 million to $206 million).
And, the Company reaffirmed certain guidance for fiscal year 2022 by estimating results in the following ranges:
•Net income between $48 million and $52 million; and
•Adjusted Free Cash Flow between $104 million and $108 million.
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2022 are described in the Reconciliation of Fiscal Year 2022 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2022 do not contemplate any unanticipated or non-recurring impacts.
Conference call to discuss quarter
The Company will host a conference call to discuss these results on Friday, April 29, 2022 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should dial (877) 838-4153 or for international participants (720) 545-0037 at least 10 minutes before start time. The Conference ID is 889 4483 for the call and the replay.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website, or by calling (855) 859-2056 or (404) 537-3406 (Conference ID 889 4483).

About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the northeastern United States. For further information, investors contact Jason Mead, Vice President Finance at (802) 772-2293; media contact Joseph Fusco, Vice President at (802) 772-2247; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2022, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices to offset increased costs and inflationary pressures, including increased fuel prices; it is challenging to predict the duration and scope of the COVID-19 pandemic and its negative effect on the economy, our operations and financial results; the capping and closure of the Subtitle D landfill located in Southbridge, Massachusetts ("Southbridge Landfill") could result in material unexpected costs; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all; the Company may not be able to successfully integrate acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company's most recently filed Form 10-K and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Jason Mead
Vice President Finance
(802) 772-2293
Media:
Joseph Fusco
Vice President
(802) 772-2247
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended March 31,
	2022	2021
Revenues	$234,027	$189,532
Operating expenses:
Cost of operations	162,455	127,139
General and administration	29,793	27,131
Depreciation and amortization	29,428	22,682
Expense from acquisition activities	2,043	414
Southbridge Landfill closure charge	140	157
	223,859	177,523
Operating income	10,168	12,009
Other expense (income):
Interest expense, net	5,164	5,404
Other income	(144)	(138)
Other expense, net	5,020	5,266
Income before income taxes	5,148	6,743
Provision for income taxes	958	2,432
Net income	$4,190	$4,311
Basic weighted average common shares outstanding	51,490	51,179
Basic earnings per common share	$0.08	$0.08
Diluted weighted average common shares outstanding	51,657	51,387
Diluted earnings per common share	$0.08	$0.08

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,594	$33,809
Accounts receivable, net of allowance for credit losses	93,244	86,979
Other current assets	28,147	25,691
Total current assets	133,985	146,479
Property, plant and equipment, net of accumulated depreciation and amortization	646,691	644,604
Operating lease right-of-use assets	93,961	93,799
Goodwill	258,414	232,860
Intangible assets, net of accumulated amortization	100,864	93,723
Other non-current assets	73,056	72,115
Total assets	$1,306,971	$1,283,580
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$9,873	$9,901
Current operating lease liabilities	7,125	7,307
Accounts payable	65,244	63,086
Other accrued liabilities	61,305	71,899
Total current liabilities	143,547	152,193
Debt, less current portion	560,594	542,503
Operating lease liabilities, less current portion	58,262	56,375
Other long-term liabilities	109,518	110,052
Total stockholders' equity	435,050	422,457
Total liabilities and stockholders' equity	$1,306,971	$1,283,580

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$4,190	$4,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,428	22,682
Interest accretion on landfill and environmental remediation liabilities	1,966	1,957
Amortization of debt issuance costs	457	572
Stock-based compensation	2,241	2,941
Operating lease right-of-use assets expense	3,162	3,015
Gain on sale of property and equipment	(77)	(24)
Non-cash expense from acquisition activities	937	146
Deferred income taxes	534	2,300
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(18,124)	(5,753)
Net cash provided by operating activities	24,714	32,147
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(49,757)	(4,568)
Additions to property, plant and equipment	(12,910)	(26,832)
Proceeds from sale of property and equipment	145	123
Net cash used in investing activities	(62,522)	(31,277)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	25,600	—
Principal payments on debt	(9,014)	(2,769)
Payments of debt issuance costs	(12)	—
Proceeds from the exercise of share based awards	19	112
Net cash provided by (used in) financing activities	16,593	(2,657)
Net decrease in cash and cash equivalents	(21,215)	(1,787)
Cash and cash equivalents, beginning of period	33,809	154,342
Cash and cash equivalents, end of period	$12,594	$152,555
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$4,840	$5,020
Cash income tax payments, net	$221	$238
Non-current assets obtained through long-term financing obligations	$1,032	$4,569
Right-of-use assets obtained in exchange for operating lease obligations	$2,710	$512

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended March 31,
	2022	2021
Net income	$4,190	$4,311
Net income as a percentage of revenues	1.8%	2.3%
Provision for income taxes	958	2,432
Other income	(144)	(138)
Interest expense, net	5,164	5,404
Expense from acquisition activities (i)	2,043	414
Southbridge Landfill closure charge (ii)	140	157
Depreciation and amortization	29,428	22,682
Depletion of landfill operating lease obligations	1,813	1,604
Interest accretion on landfill and environmental remediation liabilities	1,966	1,957
Adjusted EBITDA	$45,558	$38,823
Adjusted EBITDA as a percentage of revenues	19.5%	20.5%
Depreciation and amortization	(29,428)	(22,682)
Depletion of landfill operating lease obligations	(1,813)	(1,604)
Interest accretion on landfill and environmental remediation liabilities	(1,966)	(1,957)
Adjusted Operating Income	$12,351	$12,580
Adjusted Operating Income as a percentage of revenues	5.3%	6.6%

	Three Months Ended March 31,
	2022	2021
Net income	$4,190	$4,311
Expense from acquisition activities (i)	2,043	414
Southbridge Landfill closure charge (ii)	140	157
Tax effect (iii)	(602)	(131)
Adjusted Net Income	$5,771	$4,751

Diluted weighted average common shares outstanding	51,657	51,387

Diluted earnings per common share	$0.08	$0.08
Expense from acquisition activities (i)	0.04	0.01
Southbridge Landfill closure charge (ii)	—	—
Tax effect (iii)	(0.01)	—
Adjusted Diluted Earnings Per Common Share	$0.11	$0.09
(i)Expense from acquisition activities is primarily legal, consulting or other similar costs incurred during the period related to acquisition diligence, acquisition integration or select development projects as part of the Company’s strategic growth initiative.
(ii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iii)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The tables below, in some instances on an adjusted basis to exclude certain items, set forth such liquidity measures:

	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$24,714	$32,147
Capital expenditures	(12,910)	(26,832)
Proceeds from sale of property and equipment	145	123
Southbridge Landfill closure and Potsdam environmental remediation (i)	902	391
Cash outlays from acquisition activities (ii)	1,106	268
Post acquisition and development project capital expenditures (iii)	2,368	3,047
Waste USA Landfill phase VI capital expenditures (iv)	—	1,100
Adjusted Free Cash Flow	$16,325	$10,244
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include the following costs required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations.
(iv)Waste USA Landfill phase VI capital expenditures related to the Company's landfill in Coventry, Vermont ("Waste USA Landfill") phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2022 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA (i) from estimated Net income for fiscal year 2022:

(Estimated) Fiscal Year Ending December 31, 2022
Net income	$48,000 - $52,000
Provision for income taxes	20,000
Other income	(1,000)
Interest expense, net	21,000
Expense from acquisition activities	2,500
Southbridge Landfill closure charge	1,000
Depreciation and amortization	125,500
Depletion of landfill operating lease obligations	8,000
Interest accretion on landfill and environmental remediation liabilities	7,000
Adjusted EBITDA	$232,000 - $236,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow (i) from estimated Net cash provided by operating activities for fiscal year 2022:

(Estimated) Fiscal Year Ending December 31, 2022
Net cash provided by operating activities	$204,000 - $208,000
Capital expenditures	(125,000)
Proceeds from sale of property and equipment	500
Southbridge Landfill closure and Potsdam environmental remediation	6,500
Cash outlays from acquisition activities	1,500
Post acquisition and development project capital expenditures	16,500
Adjusted Free Cash Flow	$104,000 - $108,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three months ended March 31, 2022 and 2021 are as follows:

	Three Months Ended March 31,
	2022	% of Total Revenues	2021	% of Total Revenues
Collection	$119,531	51.1%	$97,469	51.4%
Disposal	43,153	18.4%	37,853	20.0%
Power generation	2,654	1.1%	1,303	0.7%
Processing	1,820	0.8%	1,484	0.8%
Solid waste operations	167,158	71.4%	138,109	72.9%
Processing	27,395	11.7%	17,272	9.1%
Non-processing	39,474	16.9%	34,151	18.0%
Resource solutions operations	66,869	28.6%	51,423	27.1%
Total revenues	$234,027	100.0%	$189,532	100.0%

Components of revenue growth for the three months ended March 31, 2022 compared to the three months ended March 31, 2021 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$6,296	6.5%	4.6%	3.3%
Disposal	1,506	4.0%	1.0%	0.8%
Solid waste price	7,802		5.6%	4.1%
Collection	453		0.3%	0.2%
Disposal	322		0.2%	0.1%
Processing	(117)		—%	—%
Solid waste volume	658		0.5%	0.3%
Surcharges and other fees	1,795		1.3%	1.0%
Commodity price and volume	1,579		1.1%	0.8%
Acquisitions	17,235		12.5%	9.1%
Closed operations	(20)		—%	—%
Total solid waste operations	29,049		21.0%	15.3%
Resource solutions operations:
Price	3,227		6.3%	1.7%
Volume	2,931		5.7%	1.5%
Acquisitions	9,288		18.0%	5.0%
Total resource solutions operations	15,446		30.0%	8.2%
Total company	$44,495			23.5%

Solid waste internalization rates by region for the three months ended March 31, 2022 and 2021 are as follows:

	Three Months Ended March 31,
	2022	2021
Eastern region	39.7%	49.9%
Western region	55.6%	61.5%
Solid waste internalization	47.5%	56.0%
Components of capital expenditures (i) for the three months ended March 31, 2022 and 2021 are as follows:

	Three Months Ended March 31,
	2022	2021
Growth capital expenditures:
Post acquisition and development project	$2,368	$3,047
Waste USA Landfill phase VI	—	1,100
Other	767	1,739
Growth capital expenditures	3,135	5,886
Replacement capital expenditures:
Landfill development	1,560	1,289
Vehicles, machinery, equipment and containers	6,672	17,568
Facilities	1,145	650
Other	398	1,439
Replacement capital expenditures	9,775	20,946
Capital expenditures	$12,910	$26,832

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the following capital expenditures required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations; 2) Waste USA Landfill phase VI construction and development for long-term infrastructure, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, and replacement costs for equipment due to age or obsolescence.